UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

September 28, 2010
Date of Report (Date of Earliest Event Reported)

HEWLETT-PACKARD COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE	1-4423	94-1081436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 HANOVER STREET, PALO ALTO, CA		94304
(Address of principal executive offices)		(Zip code)

(650) 857-1501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

    On September 28, 2010, Hewlett-Packard Company (“HP”) released information about the company’s revenue and earnings per share outlook for its 2011 fiscal year.  For the full fiscal year, HP expects revenue of approximately $131.5 billion to $133.5 billion, GAAP diluted earnings per share in the range of $4.35 to $4.45, and non-GAAP diluted earnings per share in the range of $5.05 to $5.15. This non-GAAP diluted earnings per share estimate excludes after-tax costs of approximately $0.70 per share, related primarily to the amortization of purchased intangible assets, restructuring charges and acquisition-related charges.  The information reported in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

To supplement HP’s historical and forecasted financial results presented on a GAAP basis, HP provides non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share is defined to exclude the effects of any restructuring charges, charges relating to the amortization of purchased intangible assets, in-process research and development charges and certain other acquisition-related charges recorded or expected to be recorded during the relevant period. In addition, non-GAAP diluted earnings per share are adjusted by the amount of additional taxes or tax benefit associated with each non-GAAP item. HP’s management uses non-GAAP diluted earnings per share for purposes of evaluating and forecasting HP’s financial performance. HP believes that providing non-GAAP diluted earnings per share to investors in addition to the related GAAP measure provides investors with greater transparency to the information used by HP’s management in its financial and operational decision-making and allows investors to see HP’s results “through the eyes” of management. Non-GAAP diluted earnings per share may have limitations as an analytical tool, and this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY

DATE: September 28, 2010	By:	/s/ Paul T. Porrini
	Name:	Paul T. Porrini
	Title:	Vice President, Deputy General Counsel and Assistant Secretary

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